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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors
SmarTire Systems Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 relating to the 2002 Stock Incentive Plan (U.S.) and 2002 Stock Incentive Plan (Non-U.S.) of our report dated September 13, 2002, except as to note 14 which is as of October 7, 2002, relating to the consolidated balance sheets of SmarTire Systems Inc. as at July 31, 2002 and 2001, and the related consolidated statements of operations and deficit, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended July 31, 2002, which report appears in the July 31, 2002 annual report on Form 10-KSB of SmarTire Systems Inc. Our report includes additional comments for U.S. readers on Canada - U.S. reporting difference that states that the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP (signed)

Chartered Accountants

Vancouver, Canada
August 12, 2003